EXHIBIT 12

         COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
                            PREFERRED STOCK DIVIDENDS

The following table sets forth Silgan Holdings Inc.'s computation of its ratio of earnings to combined fixed charges and preferred stock dividends for the periods indicated.


                                                                       Years Ended December 31,
                                                                       ------------------------
                                                       2000         1999         1998         1997         1996
                                                       ----         ----         ----         ----         ----
                                                                        (Dollars in thousands)

Earnings before fixed charges:

     Income before income taxes ................     $ 65,924     $ 38,235     $ 72,808     $ 43,866     $ 33,937

     Interest and other debt expense ...........       91,178       86,057       81,456       80,693       89,353

     Interest portion of rental expense ........        1,330        1,132        1,140        1,086        1,072
                                                     --------     --------     --------     --------     --------
Earnings before fixed charges ..................     $158,432     $125,424     $155,404     $125,645     $124,362
                                                     ========     ========     ========     ========     ========


Combined fixed charges and
 preferred stock dividends:

     Interest and other debt expense ...........     $ 91,178     $ 86,057     $ 81,456     $ 80,693     $ 89,353

     Interest portion of rental expense ........        1,330        1,132        1,140        1,086        1,072

     Capitalized interest ......................        2,367         --           --           --           --

     Preferred stock dividends .................         --           --           --          3,224        3,006
                                                     --------     --------     --------     --------     --------
     Total combined fixed charges and
        preferred stock dividends ..............     $ 94,875     $ 87,189     $ 82,596     $ 85,003     $ 93,431
                                                     ========     ========     ========     ========     ========

Ratio of earnings to combined fixed
   charges and preferred stock dividends........         1.67         1.44         1.88         1.48         1.33
